Exhibit 99.1

Contact:

Gary S. Titus	Jane M. Green, Ph.D.

Chief Financial Officer	VP, Corporate Communications
510.731.5373	510.731.5335
titus@kosan.com	415.652.4819 (mobile)
green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

HAYWARD, CA - November 8, 2007 - Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter and nine months ended September 30, 2007.

Net loss for the quarter and nine months ended September 30, 2007 were $11.1 million and $19.2 million, or $0.26 per share and $0.46 per share, compared to a net loss of $7.5 million and $24.9 million, or $0.22 and $0.76 per share, in the same periods last year.

Revenues were $1.9 million and $17.1 million for the quarter and nine months ended September 30, 2007, compared to $2.2 million and $7.8 million in the same periods in 2006. Revenues for the quarter were for development activities under the Roche-Kosan global development and commercialization agreement for epothilones.

Total operating expenses were $14.2 million and $39.4 million for the quarter and nine months ended September 30, 2007, including non-cash stock-based compensation expense of $0.7 million and $2.5 million, respectively, compared to $10.3 million and $34.1 million for the same periods last year. Research and development expenses were $12.3 million and $33.4 million for the quarter and nine months ended September 30, 2007, compared to $8.7 million and $28.4 million in the same periods in 2006. The increase for the quarter compared to the same period in the prior year was primarily due to costs associated with initiating the TIME registration program in multiple myeloma and investment in Kosan’s epothilone program, including KOS-1584 process development which was funded by Roche, and development of the next generation epothilone, KOS-1803. General and administrative expenses were $1.9 million and $6.1 million for the quarter and nine months ended September 30, 2007, compared to $1.6 million and $5.7 million in the same periods in 2006. The increase for the quarter compared to the same period in the prior year was primarily due to increased personnel costs to support Kosan’s increasing development activities.

In the fourth quarter of 2007, Kosan announced that Roche and Kosan are concluding their epothilone development and commercialization collaboration. The collaborative research, development and commercialization agreement entered into in September 2002 will terminate in February 2008, following which Kosan will reacquire worldwide rights to its epothilone program and have full control of clinical development of KOS-1584 and its other epothilone product candidates going forward.

At September 30, 2007, cash, restricted cash and marketable securities totaled $81.7 million, compared to $64.1 million at December 31, 2006. Cash used in operating activities was $24.3 million for the nine months ended September 30, 2007.

“Kosan delivered a strong third quarter performance, led by key achievements: the initiation of our TIME-2 clinical trial of our Hsp90 inhibitor tanespimycin in a relapsed-refractory multiple myeloma population; completion of a Special Protocol Assessment with the FDA for our TIME-1 pivotal Phase 3 clinical trial of tanespimycin; the presentation of updated positive Phase 1 data on alvespimycin in HER2-positive metastatic breast cancer; Phase 1 data on the antitumor activity of KOS-1584; our

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partner Pfizer’s initiation of a Phase 1 trial for KOS-2187, being developed as a potential treatment for gastroesophageal reflux disease and other gastrointestinal disorders; and, after the close of the quarter, completion of preparations for initiating a Phase 2 monotherapy trial of our Hsp90 inhibitor alvespimycin in newly-diagnosed patients with HER2-positive metastatic breast cancer, which we anticipate opening for enrollment shortly,” said Robert G. Johnson, Jr., M.D., Ph.D., Kosan’s President and Chief Executive Officer. “We believe that the growing body of positive clinical data that we have generated in our clinical trials to date, combined with development and regulatory strategies that are being successfully implemented in all of our clinical programs and the commercial potential of our Hsp90 and epothilone programs, position Kosan as an attractive investment opportunity.”

Third Quarter 2007 Highlights

•

Kosan reached a binding agreement with the U.S. Food and Drug Administration (FDA) on the design of Kosan’s TIME-1 clinical trial, a pivotal Phase 3 trial of Kosan’s Hsp90 inhibitor tanespimycin as a treatment for patients with multiple myeloma, through a Special Protocol Assessment (SPA) process with the FDA. Kosan also completed the “Scientific Advice” process with the centralized European Medicines Agency (EMEA) for TIME-1.

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At the 2007 Breast Cancer Symposium of the American Society of Clinical Oncology (ASCO), Kosan presented updated data from a Phase 1 clinical trial showing that Kosan’s Hsp90 inhibitor alvespimycin demonstrated antitumor activity and tolerability in combination with trastuzumab (Herceptin®), with clinical benefit observed in 42% of evaluable patients (8 of 19 evaluable) with HER2-positive metastatic breast cancer.

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Pfizer Inc. initiated a Phase 1 clinical trial designed to test the safety, tolerability and pharmacokinetics of motilin receptor agonist KOS-2187, a selective and potent motilin receptor agonist being developed for the treatment of gastroesophageal reflux disease (GERD) and potentially other gastrointestinal disorders.

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Kosan completed preparations and is planning to initiate later this quarter a Phase 2 clinical trial of alvespimycin in patients with newly diagnosed HER2-positive metastatic breast cancer to evaluate the safety and anticancer activity of alvespimycin as a single agent.

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Kosan presented updated Phase 1 data on KOS-1584 at the 2007 Annual Meeting of the American Association for Cancer Research/National Cancer Institute/European Organization for Research and Treatment of Cancer (AACR/NCI/EORTC) showing that KOS-1584 was well-tolerated and demonstrated antitumor activity in ovarian, non-small cell lung, breast, pancreatic and prostate cancers.

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Kosan hosted its first Kosan Research and Development Day in New York, highlighting Kosan’s leadership in Hsp90 inhibitor therapeutics, clinical progress, regulatory strategies and future pipeline opportunities.

Conference Call and Webcast Today

Kosan will hold a conference call to discuss its financial results for the quarter and nine months ended September 30, 2007 and provide an update on its business today at 1:30 p.m. Pacific / 4:30 p.m. Eastern. To access the live call, please dial 866.510.0707 (US) or 617.597.5376 (international), access code 93636825. Interested parties may listen to the webcast live at http://www.kosan.com by clicking on the “Webcasts” tab under the heading “Investors/Press.” The webcast is also being distributed over Thomson’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson’s individual investor center at http://www.earnings.com or by visiting any of the investor sites in Thomson’s Individual Investor Network. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents, at http://www.streetevents.com. A telephonic replay will be available through November 15, 2007 by dialing 888.286.8010, access code: 98027185. International callers can dial 617.801.6888, access code: 98027185.

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About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development — Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan is leveraging its proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology.

Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. Tanespimycin (KOS-953) is being tested in combination with bortezomib in patients with multiple myeloma in a registration program called TIME. Tanespimycin is also being studied in HER2-positive metastatic breast cancer in combination with Herceptin, and as monotherapy in metastatic melanoma. Intravenous and oral formulations of Kosan’s second-generation Hsp90 inhibitor, alvespimycin (KOS-1022), are being evaluated in Phase 1 clinical trials in hematological cancers and in HER2-positive metastatic breast cancer.

Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-1584 is in Phase 1 clinical trials in patients with solid tumors.

Kosan’s motilin agonist compound, KOS-2187, licensed to Pfizer, is in a Phase 1 trial in gastroesophageal reflux disease (GERD).

For additional information on Kosan Biosciences, please visit Kosan’s website at www.kosan.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include, but are not limited to, statements regarding the further development (including the planned commencement of one or more Phase 2 clinical trials and the timing thereof) and potential safety, efficacy, commercialization and other characteristics of Kosan’s product candidates, including tanespimycin, alvespimycin and KOS-1584. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to Kosan’s expectation that additional financing will be required, Kosan’s past dependence on its collaboration with Roche for development of its epothilone product candidates and current dependence on Pfizer for development of KOS-2187, Kosan’s ability to enter into new partnering arrangements and the highly uncertain nature of the progress and results of Kosan’s testing of its product candidates, including the risk that studies may not demonstrate safety and efficacy sufficient to initiate additional clinical trials, continue clinical development, obtain the requisite regulatory approvals or result in a marketable product, competition and other risks detailed from time to time in Kosan’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Total revenues	$1,947	$2,169	$17,071	$7,796
Operating expenses:
Research and development	$12,299	8,712	$33,381	28,362
General and administrative	$1,851	1,632	$6,054	5,733

Total operating expenses	14,150	10,344	39,435	34,095

Loss from operations	(12,203)	(8,175)	(22,364)	(26,299)
Other income, net	1,070	635	3,187	1,389

Net loss	$(11,133)	$(7,540)	$(19,177)	$(24,910)

Basic and diluted net loss per common share	$(0.26)	$(0.22)	$(0.46)	$(0.76)

Shares used in computing basic and diluted net loss per common share	42,528	34,573	41,384	32,778

Condensed Balance Sheets

(in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
Cash, cash equivalents, restricted cash and marketable securities	$81,650	$64,087
Total assets	$89,095	$71,187
Deferred revenue	$7,497	$19,591
Total liabilities	$20,718	$29,433
Total liabilities and stockholders’ equity	$89,095	$71,187
Shares issued and outstanding	42,584	35,390

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